EXHIBIT 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2005 EARNINGS GUIDANCE

HOUSTON, TEXAS, DECEMBER 28, 2005- J. B. Poindexter & Co., Inc., provided guidance for its anticipated results of operations for the year ended December 31, 2005.  Net sales are expected to be in the range of $665 million to $670 million compared to $585 million last year.  Operations acquired late in 2004 and in 2005 will provide approximately $59 million of net sales in 2005 compared to $3 million in 2004.  Net sales for the fourth quarter will be between $150 million and $155 million compared to $165 million last year with acquired operations contributing approximately $17 million in net sales in the 2005 period compared to $3 million last year.  Operating income is expected to be between $25 million and $26 million for 2005 compared to $29 million last year and between $1 and $2 million for the fourth quarter compared to $10 million last year.  Operating income for 2005 has been reduced by approximately $1 million as a result of asset write downs associated with a plant consolidation and expenses related to the corporate wide initiatives referred to below.  Comments specific to the major operating segments of the business follow:

Morgan.  Morgan’s net sales will be between 7% and 10% ahead of the prior year even though shipments of class 5-7 truck bodies this year are expected to approximate shipments during the prior year.  Morgan’s operating income, excluding the earnings of acquired operations, will be flat to slightly ahead of last year.  Morgan is expected to end 2005 with approximately $90 million in backlog compared to $102 million at December 31, 2004.  Morgan’s net sales will decline approximately 15% during the 2005 fourth quarter compared to last year due to a lack of consumer rental shipments this year, which has reduced production volumes and consequently the profitability of its operations.  Consequently, Morgan’s operating income will decrease between $1 and $2 million for the fourth quarter this year compared to last.

Truck Accessories.  North American pick up truck sales during 2005 are projected to be about 1% less than 2004, however, pick up truck sales during the fourth quarter of 2005 are projected to be 9% less than the same period of 2004.  Truck Accessories’ sales will be approximately 10% higher for the 2005 year compared to 2004, but 10% lower in the fourth quarter compared to last year’s fourth quarter. The decline in sales and increased delivery costs will reduce operating income in the fourth quarter by approximately $2 million to approximately $1 million for the quarter compared to almost $3 million for the quarter last year.

Morgan Olson.  The step van business experienced what appears to have been a temporary decline in fleet business in the last four months of 2005 that has reduced production volumes and increased costs relative to sales.  Operating income for 2005 will be approximately $4 million lower for the year and $3 million lower for the fourth quarter compared to the 2004 periods.  The outlook for the first quarter of 2006 is favorable as Morgan Olson has experienced an increase in step van fleet orders going into 2006 and recently reduced its direct labor costs in response to the decline in production.  Morgan Olson will incur a loss of approximately $2 million for the 2005 year and $3 million for the fourth quarter.

The earnings outlook going into 2006 is positive as backlogs remain strong and price increases are being implemented to offset increased costs such as delivery and utilities.  The President and Chief Operating Officer position at the parent company was filled late in the third quarter and presidents for Morgan Corporation and Federal Coach have been added.  A president for Morgan Olson was recruited in December and the integration of Morgan Olson and Morgan has been reversed in order to provide better oversight of those operations.  Major corporate initiatives have been undertaken that will benefit operations in the future including the implementation of company wide purchasing programs designed to reduce costs through greater volume discounts, improved production efficiencies at all of our plants, quality enhancement initiatives and the implementation of a program to improve information technology systems.

Liquidity remains strong with approximately $50 million in cash and short term investments and availability under the line of credit of $27 million.  Long term debt is unchanged at approximately $203 million.

About our business: J.B. Poindexter & Co., Inc., is a leading North American manufacturer of class 5-7 truck bodies and step vans through its Morgan Corporation and Morgan Olson subsidiaries and a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary and sold under the brand names of Leer, Century, Raider and Pace Edwards.  The Company also manufactures funeral coaches, limousines and small buses, provides machining services and manufactures plastics based packaging materials through its Specialty Manufacturing Group subsidiaries.

Caution Concerning Forward-Looking Statements: This press release includes forward-looking statements, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed herein.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (1) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (2) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This news release and the previous releases of the Company can be viewed on the Company’s web site at http://www.jbpoindexter.com

Contact:   Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800